Exhibit 99.1
Press Release

Release Date:	January 18, 2019	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS

Philadelphia, Pennsylvania (January 18, 2019) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.0 million, or $0.22 per diluted share, for the quarter ended December 31, 2018 as compared to $34,000 or $0.004 per diluted share, for the comparable period in 2017. The increase in net income for the three-month period ended December 31, 2018 as compared to the same quarter in the prior year reflected primarily the effect of the $1.8 million one-time non-cash charge in December 2017 related to the re-measurement of the Company’s deferred tax assets arising from the lower U.S. corporate tax rate provided for by the Tax Cuts and Jobs Act (“Tax Reform Act”).

Dennis Pollack, President and CEO, commented, “We are pleased to report continued positive operating results. Our net income for the quarter ended December 31, 2018 materially increased from the same period in 2017, even when excluding the effects in the 2017 period of the one-time non-cash charge resulting from the enactment of the Tax Reform Act. Non-interest expense decreased by $51,000 for three months ended December 31, 2018 as compared to the same period in 2017 reflecting our continued efforts to control expenses. We also experienced continued asset growth, increasing our assets $34.4 million to $1.1 billion from September 30, 2018 to December 31, 2018. Management continues to be dedicated to executing our strategy of improving the Company’s profitability and enhancing shareholder value.”

Net Interest Income:

For the three months ended December 31, 2018, net interest income amounted to $6.0 million as compared to $6.1 million for the same period in 2017. The results reflected a $2.0 million increase in interest income which was offset by an increase of $2.1 million in interest paid on deposits and borrowings. The yield on interest-earning assets increased to 3.79% for the quarter ended December 31, 2018 from 3.66% for the same period in 2017 due primarily to the increased  yields on investments purchased during a rising rate environment combined with the results of the shift in emphasis to originating commercial and construction loans, which generally bear higher yields than those obtained on residential loans. However, the weighted average cost of borrowings and deposits increased more rapidly, increasing to 1.76% for the quarter ended December 31, 2018 from 0.98% for the comparable period in 2017 due to increases in market rates of interest which affected both deposit and borrowing costs. The net interest margin decreased to 2.28% during the quarter ended December 31, 2018 from 2.80% during the comparable period in 2017 as the flattening of the yield curve has resulted in a more rapid increase in the rates paid on interest-bearing liabilities than the yields earned on interest-earning assets.

Non-Interest Income:

With respect to the quarter ended December 31, 2018, non-interest income amounted to $380,000 as compared to $415,000 for the same quarter in fiscal 2018. Non-interest income was higher in the first quarter of fiscal 2018 as compared to the first quarter of fiscal 2019 primarily due to earnings from fees associated with interest rate swaps.

Non-Interest Expenses:

For the three months ended December 31, 2018, non-interest expense decreased $51,000, compared to the same period in the prior year. The primary reason for the decrease was a reduction in professional services, partially offset by an increase in salaries and employee benefit expense.

Income Taxes:

For the three-month period ended December 31, 2018, the Company recorded income tax expense of $429,000, compared to income tax expense of $2.3 million for the prior year quarter.  The 2017 period included a $1.8 million one-time charge related to a re-evaluation of the Company’s deferred tax assets as a result of the enactment of the Tax Reform Act. Effective October 1, 2018, the Company’s statutory tax rate is 21%. During the period January 1, 2018 until September 30, 2018, its statutory tax rate was 24.25% while during the three months ended December 31, 2017, the statutory tax rate was 35%.

Balance Sheet:

The Company had total assets of approximately $1.1 billion at December 31, 2018 and September 30, 2018.  However, the investment portfolio increased by $84.7 million primarily as a result of purchases of U.S. government agency mortgage-backed securities and investment grade corporate bonds. The increase in investment securities was partially funded by a $38.3 million reduction in cash equivalents during the quarter ended December 31, 2018. Net loans receivable decreased $14.4 million to $588.5 million at December 31, 2018 from $602.9 million at September 30, 2018.

Total liabilities increased by $31.7 million to $984.5 million at December 31, 2018 from $952.8 million at September 30, 2018. Total deposits decreased $31.9 million.  The reduction in deposits was primarily due to the maturity of wholesale deposits that were replaced by lower costing FHLB advances. At December 31, 2018, the Company had FHLB advances outstanding of $217.4 million, as compared to $154.7 million at September 30, 2018.  All of the borrowings had maturities of less than six years.

Total stockholders’ equity increased by $2.3 million to $130.7 million at December 31, 2018 from $128.4 million at September 30, 2018. The increase was primarily due to a $2.1 million increase in the fair value of investment securities held for sale combined with $2.0 million of net income. These increases were partially offset by $1.7 million of purchases of treasury stock and a dividend payments totaling $446,000.

Asset Quality:

At December 31, 2018, the Company’s non-performing assets totaled $14.7 million or 1.3% of total assets as compared to $14.4 million or 1.3% of total assets at September 30, 2018.  Non-performing assets at December 31, 2018 included five construction loans aggregating $8.8 million, 26 one-to-four family residential loans aggregating $3.5 million, and four commercial real estate loans aggregating $1.4 million. Non-performing assets at December 31, 2018 also included real estate owned consisting of two single-family residential properties with an aggregate carrying value of $1.0 million. At December 31, 2018, the Company had nine loans aggregating $6.0 million that were classified as troubled debt restructurings (“TDRs”). Five of such loans aggregating $644,000 were performing in accordance with the restructured terms as of December 31, 2018 and were accruing interest. One TDR is on non-accrual and consists of a $445,000 loan secured by a single-family property. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are a part of a lending relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, Subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings.

The Company recorded no provision for loan losses for the three months ended December 31, 2018, primarily due to the decrease in the size of the loan portfolio, compared to a provision for loan losses of $210,000 for the same period in 2017. During the three months ended December 31, 2018 and 2017, the Company did not record any recoveries or charge offs. As of December 31, 2018, the Company had reviewed $16.5 million of loans for possible impairment compared to $16.0 million reviewed for possible impairment as of September 30, 2018.

The allowance for loan losses totaled $5.2 million, or 0.9% of total loans and 37.8% of total non-performing loans at December 31, 2018 (which included loans acquired at their fair value as a result of the acquisition of Polonia Bancorp, Inc. (“Polonia”) as of January 1, 2017) as compared to $5.2 million, or 0.9% of total loans and 32.1% of total non-performing loans at September 30, 2018. The Company believes that the allowance for loan losses at December 31, 2018 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2018, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2018	2018
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,115,162	$1,081,170
Cash and cash equivalents	9,898	48,171
Investment and mortgage-backed securities:
Held-to-maturity	57,605	59,852
Available-for-sale	393,180	306,187
Loans receivable, net	588,511	602,932
Goodwill and intangible assets	6,640	6,673
Deposits	752,363	784,258
FHLB advances	217,401	154,683
Non-performing loans	13,668	13,389
Non-performing assets	14,695	14,415
Stockholders’ equity	130,678	128,409
Full-service offices	10	10

	For the Three Months Ended December 31,
	2018	2017
	(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$10,001	$8,036
Total interest expense	3,986	1,900
Net interest income	6,015	6,136
Provision for loan losses	-	210
Net interest income after provision for loan losses	6,015	5,926
Total non-interest income	380	415
Total non-interest expense	3,992	4,043
Income before income taxes	2,403	2,298
Income tax expense	429	2,264
Net income	$1,974	$34
Basic earnings per share	$0.22	$0.004
Diluted earnings per share	$0.22	$0.004
Dividends paid per common share	$0.05	$0.20
Tangible book value per share at end of period (1)	$13.95	$14.10
Common stock outstanding (shares)	8,892,964	8,981,755

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.79%	3.66%
Average rate paid on interest-bearing liabilities	1.76%	0.98%
Average interest rate spread(3)	2.03%	2.68%
Net interest margin(3)	2.28%	2.80%
Average interest-earning assets to average interest-bearing liabilities	116.32%	113.09%
Net interest income after provision for loan losses to non-interest expense	150.68%	146.57%
Total non-interest expense to total average assets	1.48%	1.75%
Efficiency ratio(4)	62.42%	61.71%
Return on average assets	0.73%	0.02%
Return on average equity	6.15%	0.10%
Average equity to average total assets	11.93%	14.74%

	At or for the Three Months Ended December 31,
	2018	2017
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.32%	2.65%
Non-performing assets as a percentage of total assets(6)	1.32%	1.33%
Allowance for loan losses as a percentage of total loans	0.87%	0.85%
Allowance for loan losses as a percentage of non-performing loans	37.81%	32.11%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratios(7)
Tier 1 leverage ratio:
Company	11.96%	14.32%
Bank	11.55%	13.19%
Tier 1 common equity risk-based capital ratio:
Company	19.96%	22.38%
Bank	19.28%	20.90%
Tier 1 risk-based capital ratio:
Company	19.96%	22.38%
Bank	19.28%	20.90%
Total risk-based capital ratio:
Company	20.81%	23.25%
Bank	20.12%	21.77%
____________________________________
(1)      Non-GAAP measure; see reconciliation below.

(2)      With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)      Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)      The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)      Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)      Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or  principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)      The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company. The ratios are provided for informational purposes only.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effect of the one-time write-down of the Company’s deferred tax assets as a result of the enactment of the Tax Reform Act; management believes many investors desire to evaluate net income without regard to such expense):

	For the Three Months Ended December 31,
	2018	2017
	(Dollars in Thousands)
Income before income taxes	$2,403	$2,298
Income tax expense	429	2,264
Net income	1,974	34
One-time write-down of deferred tax assets	--	1,756
Core net income	$1,974	$1,790

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the acquisition of Polonia from total stockholders’ equity as calculated in accordance with GAAP).

	As of December 31, 2018		As of September 30, 2018
(In Thousands, Except Per Share Amounts)		Tangible		Tangible
	Book Value	Book Value	Book Value	Book Value
Total stockholders’ equity	$130,678	$130,678	$128,409	$128,409
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	538	--	571
Total intangibles	$--	6,640	$--	6,673
Adjusted stockholders’ equity	$130,678	$124,038	$128,409	$121,736
Shares of common stock outstanding	8,892,964	8,892,964	8,987,356	8,987,356
Adjusted book value per share	$14.69	$13.95	$14.29	$13.55